UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8‑K

CURRENT REPORT
(AMENDMENT NO. 1)

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2015

A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware     0-7459    34-0514850

(State or other jurisdiction (Commission (IRS Employer
of incorporation) File Number) Identification No.)

3637 Ridgewood Road, Fairlawn, Ohio    44333

(Address of principal executive offices)    (Zip Code)

(330) 666-3751

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 14, 2015, the Compensation Committee of the Board of Directors of the Company confirmed the 2016 fiscal year cash bonus plan (“2016 Bonus Plan”) for the Company’s executive officers, including its current Named Executive Officers (“NEOs”). The 2016 Bonus Plan sets forth target bonus amounts for each participating executive officer, expressed as a percentage of base salary, and provides for awards ranging from 50% (threshold) to 200% (maximum) of such target. The target bonus award opportunities under the 2016 Bonus Plan for each of the NEOs are as follows:

Named Executive Officers	2016 Target Bonus Opportunity (as a % of base salary)

Bernard Rzepka, President and Chief Executive Officer	100%
Joseph J. Levanduski, Executive Vice President and Chief Financial Officer	70%
David C. Minc, Executive Vice President, Chief Legal Officer and Secretary	60%
Gustavo Pérez, Senior Vice President and General Manager – Latin America	55%

Between 10% to 20% of each executive officer’s annual bonus target is based on individual objectives associated with various objective metrics, such as acquisition integration, safety performance, and other specific project management objectives. This element represents 10% of the target bonus opportunity for each of the NEOs.

The entire remaining portion of each executive officer’s 2016 Bonus Plan is based upon achievement of pre-established targets for certain consolidated corporate and/or segment financial performance metrics for the fiscal year, with possible upward or downward adjustments based upon individual performance as described below. For corporate level officers, this portion of the 2016 bonus will be evaluated based upon financial results for the following consolidated performance measures: (i) net income; (ii) operating income, and (iii) days of working capital. For General Managers of operating segments, their annual bonus opportunities include an element based on the Company’s consolidated operating income as well as the operating income performance and working capital within their respective operating regions. For each of these performance metrics, the following weighting has been established for the NEOs:

Named Executive Officer	Consolidated Net Income	Consolidated Operating Income	Consolidated Days of Working Capital	Personal Objectives
Bernard Rzepka	45%	25%	20%	10%
Joseph J. Levanduski	45%	25%	20%	10%
David C. Minc	45%	25%	20%	10%

	Consolidated Operating Income	Region Operating Income	Region Days of Working Capital	Personal Objectives
Gustavo Pérez	25%	45%	20%	10%

Under the 2016 Bonus Plan, Mr. Rzepka will have authority at the end of the fiscal year to adjust award payouts for all directly reporting executive officers based on his assessment of individual annual performance relative to performance objectives established at the beginning of each fiscal year, up to 200% of the target bonus amount for extraordinary individual contributions, or down to $0 if the individual’s performance significantly falls below expectations, although the total amount of all bonus payments, including discretionary adjustments, cannot exceed the total amount otherwise objectively determined by financial results under the performance metrics of the 2016 Bonus Plan.
A clawback policy applies with regard to payouts under the 2016 Bonus Plan. If the Company restates all or a significant portion of its financial statements, the Board of Directors may, in its discretion, cancel any unpaid portion or require reimbursement of any paid portion of compensation awarded to any participant under the 2016 Bonus Plan if: (i) the amount of the bonus was calculated based on the achievement of financial results that were subsequently the subject of a material restatement of our financial statements, and (ii) the amount of the bonus that would have been awarded to the participant, had the financial results been properly reported, would have been lower than the amount actually awarded. Additionally, if any participant in the 2016 Bonus Plan engages in misconduct related to the bonus program, the Board of Directors may take such actions as it deems appropriate to address the misconduct, including cancellation of any unpaid portion or requiring reimbursement of any paid portion of compensation awarded to that participant, as well as other disciplinary actions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By: /s/ David C. Minc
David C. Minc
Executive Vice President, Chief Legal Officer and Secretary

Date: October 15, 2015